EXHIBIT 4.3

                      IMI SYSTEMS, INC.
              1988 INCENTIVE STOCK OPTION PLAN


          1. Purpose. The purpose of the IMI Systems, Inc. Incentive Stock Option Plan (the "Plan") is to help enable IMI Systems, Inc. (the "Company"), through the grant of incentive stock options to certain selected employees, to attract and retain persons of ability who will have the opportunity to benefit from the growth of the Company. The term "incentive stock options" means options to purchase common stock ($.01 par value) of the Company ("Stock"), which at the time such options are granted under the Plan qualify as incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

          2.   Eligible Employees and Shares Subject to the
Plan. Options may be granted by the Company from time to time to employees of the Company and its Subsidiaries (as defined in Section 425(f) of the Code) to purchase an aggregate of 150,000 shares of Stock, and such amount of shares shall be reserved for options granted under the Plan
(subject to adjustment as provided in Section 5(i)). The shares of Stock issued upon exercise of options granted under the Plan may be authorized and unissued shares or shares held by the Company in its treasury. If any option granted under the Plan shall terminate, expire or, with the consent of the employee, be cancelled as to any shares, new options may thereafter be granted covering such shares.

          3. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall have all those obligations and rights described specifically herein and shall also interpret the Plan, prescribe any rules and regulations appropriate for the administration of the Plan and take such other actions as it deems necessary or advisable. Any interpretation, determination or other action made or taken by the Board shall be final, binding and conclusive. Except with respect to Section 7, the Board may from time to time delegate any or all of its obligations and rights under the Plan to a committee of individuals appointed by the Board.

          4. Grant of Options. Subject to the provisions of the Plan, the Board shall (a) determine and designate from time to time those employees of the Company and its Subsidiaries to whom options are to be granted; (b) determine the number of shares subject to each option; (c) determine the time when and the manner in which each option shall be exercisable; and (d) determine the time when Stock issued by the Company pursuant to exercise of an option may be sold by the employee; provided, however, that (i) no option shall be granted after the expiration of ten years from the effective date of the Plan specified in Section 8 below (or stockholder approval, if earlier) and (ii) the aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which options are exercisable for the first time by an employee during any calendar year (under all plans of the Company and any Subsidiary or Parent (as defined in Section 425(e) of the Code)) shall not exceed $100,000. No director of the Company who is not also an employee of the Company or a Subsidiary shall be entitled to receive any option under the Plan.

          5. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions as the Board may deem appropriate:

               (a)  Option Period.  Each option agreement
     shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. In no case shall such period exceed ten years from the date of grant; provided, however, that, in the case of an option granted to an individual who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary or Parent (a "Ten Percent Stockholder"), such period shall not exceed five years from the date of grant.

               (b)  Option Price.  The option price per
     share shall be determined by the Board at the time any option is granted, and shall be not less than (i) the fair market value of one share of Stock, or (ii) in the case of an option granted to a Ten Percent Stockholder, 110 percent of the fair market value of one share of Stock.

               (c)  Exercise of Option.  The option
     agreement may provide for exercisability in installments.

               (d)  Restrictions Upon Sale of Stock.  An
     option agreement may provide that all or a portion of the Stock to be received by the employee upon exercise of the option may not be sold prior to one year after the receipt of such Stock (the "Restricted Period"). During the Restricted Period the Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. The option agreement may further provide that during the Restricted Period such Stock shall be placed into escrow and shall bear the appropriate legends. Except as provided above, during the Restricted Period the employee shall have all of the rights of a stockholder, including but not limited to the right to receive dividends and to vote shares.

               (e) Payment of Purchase Price upon Exercise. Each option agreement shall provide that the purchase price of the shares as to which an option shall be exercised shall be paid to the Company at the time of exercise either in cash, certified or cashiers check or such other consideration as the Board deems appropriate.

               (f)  Exercise in the Event of Termination of
     Employment or Death.

                    (1)  If an employee's employment shall
          terminate otherwise than by reason of death, no option granted to such employee hereunder may be exercised following such termination of employment.

                    (2)  If an employee shall die while an
          employee of the Company or a Subsidiary, his options may be exercised, to the extent that the employee shall have been entitled to do so on the date of his death, by the person or persons to whom the employee's right under the option passes by will or applicable law, or if no such person has such right, by his executors or administrators, but not later than the expiration date specified in Section 5(a) or six months after the employee's death, whichever date is earlier.

                    (3)  Notwithstanding the above, in the
          event the Board determines for the purposes of the Plan that the employee has engaged in gross misconduct, no option granted to such employee hereunder may be exercised following such determination.

               (g)  Nontransferability.  No option granted
     under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the employee, an option shall be exercisable only by him.

               (h) Securities Act Restrictions. Unless the shares of Stock to be acquired upon exercise of any option granted under the Plan may, at the time of such acquisition, be lawfully resold in accordance with a then currently effective registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, the Board may require, as a condition to the delivery of any shares to be purchased upon exercise of such option:

                    (1)  that the Company receive
          appropriate evidence that the employee is acquiring such shares for investment and not with a view to the distribution or public offering of all or any portion thereof, or any interest therein, and an agreement to the effect that the employee shall make no sale or other disposition of such shares unless and until (i) the Company shall have received an opinion of legal counsel satisfactory in form and substance to it, to the effect that such sale or other disposition may be made without registration under the then applicable provisions of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, or
          (ii) such shares shall thereafter be included in a currently effective registration statement or post-effective amendment to a registration statement under the Securities Act of 1933; and

                    (2)  that the certificate or
          certificates issued to evidence such shares bear an appropriate legend summarizing the restrictions on the further sale or other disposition thereof.

               (i)  Adjustments in Event of Change in the
     Stock or Merger. In the event of any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or similar change affecting the Stock, the number and kind of shares which thereafter may be available under the Plan and the number and kind of shares subject to outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan. If, in the event of a merger or consolidation, the Company is not the surviving corporation, and in the event that the agreement of merger or consolidation does not provide for the substitution of a new option for an option granted under the Plan or for the assumption of such option by the surviving corporation, or in the event of the dissolution or liquidation of the Company, the holder of any such option shall have the right immediately prior to the effective date of such merger, consolidation, dissolution or liquidation to exercise his option in whole or in part without regard to any provision of the option agreement that may relate to exercisability in installments; provided that any conditions precedent to such exercise set forth in the option agreement other than the passage of time have occurred.

               (j)  Incentive Stock Options.  Each option
     agreement shall contain such terms and provisions as the Board may determine to be necessary or desirable in order to qualify such option as an incentive stock option within the meaning of Section 422A of the Code.

               (k)  No Rights to Continued Employment.  The
     Plan and any option granted under the Plan shall not confer upon any employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate his employment at any time.

               (l)  Withholding Taxes.  The Company may, in
     its discretion, require an employee to pay to the Company the amount, or make such other arrangements that the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes with respect to an option.

               (m) Notification of Sales. Any employee who disposes of Stock acquired by exercise of an option either (a) within two years after the date of the grant of the option or (b) within one year after the transfer of such Stock to the employee, shall notify the company of such disposition and of the amount received upon disposition.

          6.   Compliance with Other Laws and Regulations.
The Plan, the grant and exercise of options thereunder and the obligation of the Company to sell and deliver shares under such options, shall be subject to all applicable
Federal and state laws, rules and regulations and to such approvals by any government, regulatory agency or stock exchange as may be required.

          7. Amendment and Termination. The Board may from time to time amend, suspend or terminate the Plan; provided, however, that, subject to the provisions of
Section 5(i) no action of the Board may, without approval of the stockholders, increase the number of shares reserved for options pursuant to Section 2 or modify the class of employees eligible to receive options under the Plan. Without the written consent of an employee, no amendment, suspension or termination of the Plan shall alter or impair any option previously granted to him under the Plan.

          8. Effective Date of the Plan. The Plan shall become effective upon adoption by the Board, subject to approval at a duly held meeting within one year of such adoption by stockholders of the Company holding not less than a majority of the outstanding voting shares of the Company. In the event such approval is not obtained, the Plan and all options which may have been granted under the Plan shall become null and void.